EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                            FOR THE 3          FOR THE 12         FOR THE 3         FOR THE 12
                                            MOS. ENDED         MOS. ENDED         MOS. ENDED        MOS. ENDED
                                           DECEMBER 31,       DECEMBER 31,       DECEMBER 31,      DECEMBER 31,
                                               1996               1996               1995              1995
                                           ------------       ------------       ------------      ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Computation of earnings
  per share:
    Weighted average number of
      common shares outstanding.........     46,602,411         46,831,011         47,144,900        47,163,378
    Add common stock equivalents
      for shares issuable under:
        Stock Appreciation Rights
          Plan(1).......................         48,866             48,603                  -            55,439
        Stock Option Plan(1)............      1,229,868          1,036,578                  -           933,005
                                           ------------       ------------       ------------      ------------
          Weighted average number of
           shares outstanding adjusted
           for common stock equivalents.     47,881,145         47,916,192         47,144,900        48,151,822
                                           ============       ============       ============      ============
    Earnings applicable to
      common stock......................  $      42,871      $     127,722      $     (58,430)    $      34,032
                                           ============       ============       ============      ============
    Earnings per share(2)...............  $         .90      $        2.67      $       (1.24)    $        0.71
                                           ============       ============       ============      ============


---------------------------

(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period.

(2) Earnings per share have been restated for the 5% stock dividend issued September 30, 1996. Due to a net loss in the fourth quarter of 1995, the assumed exercise of stock options is antidilutive.
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